Exhibit 99.1

February 26, 2025

VIA EMAIL

Cracker Barrel Old Country Store, Inc.

305 Hartmann Drive

Lebanon, TN 37087

Attention:	Richard Wolfson, Corporate Secretary
Email:	richard.wolfson@crackerbarrel.com

Re: Retirement from the Board of Directors of Cracker Barrel Old Country Store, Inc.

Dear Rich:

Please accept this letter as notice of my intention to retire from the Board of Directors of Cracker Barrel Old Country Store, Inc., effective as of February 26, 2025. This decision is motivated entirely by personal interests and not because of any disagreement with management or my fellow directors, whom I hold in high esteem.

It has been a privilege to have served as a Cracker Barrel director over the past eight years, and I wish you and the Company continued success. Please do not hesitate to reach out if I can be of any help to you or the Company in the future.

Respectfully submitted,

/s/ Meg Crofton
Meg G. Crofton